EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 11, 2023 with respect to the statement of condition including the related portfolio of Global Technology Leaders CDA Portfolio 2023-4, (included in Invesco Unit Trusts, Series 2317) as of September 11, 2023 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-273194) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
September 11, 2023